Exhibit 99.4

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION

AND RESULT OF OPERATIONS OF SEASTAR MEDICAL

The following discussion and analysis of the financial condition and results of operations of SeaStar Medical, Inc. (“SeaStar Medical”) should be read in conjunction with its audited financial statements and interim unaudited financial statements and the notes related thereto which are included elsewhere in the Current Report on Form 8-K of which this exhibit is a part. Certain information contained in the discussion and analysis set forth below includes forward-looking statements. SeaStar Medical’s actual results may differ materially from those anticipated in these forward-looking statements as a result of many factors, including those set forth under “Cautionary Note Regarding Forward-Looking Statements” contained in the Current Report on Form 8-K filed by SeaStar Medical Holding Corporation (f/k/a LMF Acquisition Opportunities, Inc., or the “Company”) with the Securities and Exchange Commission (the “SEC”) on November 4, 2022.

Unless the context otherwise requires, the use the terms “we,” “us,” and “our” in the following discussion and analysis is referring to SeaStar Medical prior to the completion of the Business Combination.

Overview

SeaStar Medical is a medical technology company developing a platform therapy to reduce the consequences of hyperinflammation on vital organs. In a normal inflammatory response, neutrophils are the first immune cells to arrive at the site and are key to the entire immune response that kills pathogens and promotes tissue repair. If the inflammatory response becomes excessive and dysregulated, normal neutrophil die off may be delayed, altering feedback mechanisms that regulate the immune system. This results in damaging hyperinflammation spreading uncontrollably to other parts of the body, often leading to acute chronic solid organ dysfunction or failure, including heart, lung, kidney and liver diseases. This hyperinflammatory response is also known as the cytokine storm, referring to the body’s reaction to the category of small-secreted proteins released by hyperinflammatory cells that affect communication between cells. The cytokine storm, when left uncontrolled, can lead to organ damage and even death.

We are initially using our proprietary Selective Cytopheretic Device (“SCD”) technology platform to clinically validate several acute organ injury indications, including kidneys and lungs. Our investigational SCD is an extracorporeal synthetic membrane device designed to be easily integrated into existing Continuous Renal Replacement Therapy (“CRRT”) systems that are commonly installed in hospitals, including in ICUs throughout the United States. Once approved and commercialized, the SCD would initially target acute kidney injury in both the pediatric CRRT population as well as adults on CRRT. In addition, we are developing our SCD to address inflammation associated with chronic dialysis and chronic heart failure.

We have incurred net losses in each year since our inception in 2007. As of December 31, 2021 and 2020, we had an accumulated deficit of $76.3 million and $71.7 million, respectively. Our net losses were $4.6 million and $3.3 million for the years ended December 31, 2021 and 2020, respectively. Substantially all of our net losses resulted from costs incurred in connection with our research and development programs and from general and administrative costs associated with our operations.

As of September 30, 2022, we had an accumulated deficit of $80.1 million. Our net losses were $3.8 million for the nine months ended September 30, 2022. Substantially all of our net losses resulted from costs incurred in connection with our research and development programs and from general and administrative costs associated with our operations.

As of September 30, 2022 and December 31, 2021, we had cash of $0.05 million and $0.5 million, respectively. Since January 1, 2022, we have raised an aggregate of $1.7 million through the issuance of convertible promissory notes to certain existing stockholders of SeaStar Medical, and $0.35 from LM Funding America, Inc. (“LMFA”).

Our accompanying financial statements have been prepared on a going concern basis, which contemplates the realization of assets and liabilities in the normal course of business. Our financial statements do not include any adjustments relating to the recoverability and classification of asset amounts or the classification of liabilities that might be necessary should SeaStar Medical be unable to continue as a going concern. The recurring losses, working capital deficiency, the need for capital to fund SeaStar Medical’s operations, including clinical trial and regulatory approval expenses, the amount of cash reserve and the dependency of closing the Business Combination are factors that raise substantial doubt about SeaStar Medical’s ability to continue as a going concern for the twelve-month period from the date the financial statements included herein were made available. See Note 1 to our interim unaudited financial statements for the period ended September 30, 2022 included elsewhere in the Current Report on Form 8-K of which this exhibit is a part for additional information on our assessment.

Our need for additional capital will depend in part on the scope and costs of our development activities. To date, we have not generated any significant revenue from the sale of commercialized products. Our ability to generate product revenue will depend on the successful development and eventual commercialization of our products. Until such time, if ever, we expect to finance our operations through the sale of equity or debt, borrowings under credit facilities, potential collaborations, other strategic transactions or government and other grants. Adequate capital may not be available to us when needed or on acceptable terms. If we are unable to raise capital, we could be forced to delay, reduce, suspend or cease our research and development programs or any future commercialization efforts, which would have a negative impact on our business, prospects, operating results and financial condition. See the section titled “Risk Factors” contained in the final prospectus and definitive proxy statement (the “Proxy Statement/Prospectus”) filed with the SEC on September 28, 2022 by LMF Acquisition Opportunities, Inc. (“LMAO”) for additional information.

Business Combination with LMAO

On October 28, 2022 (the “Closing Date”), LMAO, a Delaware corporation, consummated a series of transactions that resulted in the combination of LMF Merger Sub, Inc., a Delaware corporation and a wholly-owned subsidiary of LMAO (“Merger Sub”), and SeaStar Medical pursuant to an Agreement and Plan of Merger, dated April 21, 2022 (the “Merger Agreement”), by and among LMAO, Merger Sub and SeaStar Medical, as described further below. Pursuant to the terms of the Merger Agreement, a business combination between LMAO and SeaStar Medical was effected through the merger of Merger Sub with and into SeaStar Medical, with SeaStar Medical surviving the merger as a wholly-owned subsidiary of LMAO (the “Business Combination”), following the approval by shareholders of LMAO at the special meeting of the stockholders of LMAO held on October 18, 2022, 2022. Following the consummation of the Business Combination, LMAO was renamed “SeaStar Medical Holding Corporation”.

Impact of COVID-19 Pandemic

While the broader economic implications remain uncertain, the COVID-19 pandemic has, to date, not had any significant impact on our operations or the timeline of our development activities and regulatory approval process. However, our SCD products have been used in pilot studies in patients developing AKI or acute respiratory distress syndrome associated with COVID-19 infection, and these studies were designed to assess the safety and efficacy of our SCD in treating critically ill patients infected by COVID-19. We believe that the COVID-19 pandemic has increased the awareness in the medical community of the devastating consequences of hyperinflammatory reactions, and such awareness may allow us to expand the market opportunities of SCD.

Key Components of Results of Operations

Revenue

To date, we have not generated any revenue from the sale of commercialized products. Revenue has been primarily derived from government and other grants. We may generate revenue in the future based on payments from future license or collaboration agreements and government and other grants and from product sales if our products receive regulatory approval for commercialization. We expect that any revenue we generate will fluctuate from quarter to quarter. If we fail to complete the development of or obtain regulatory approval for commercialization of our products in a timely manner, our ability to generate future revenue and our results of operations and financial position would be materially adversely affected.

Research and Development Expenses

Since our inception, we have focused our resources on our research and development activities, including conducting preclinical studies and clinical trials, and developing our process and activities related to regulatory filings for our products. Subject to the availability of additional funding, we plan to further increase our research and development expenses for the foreseeable future as we continue the development of our products.

General and Administrative Expenses

General and administrative expenses consist primarily of salaries and related costs for employees, as well as stock-based compensation expenses and benefits for such employees. Other significant general and administrative expenses include facilities costs, professional fees for accounting and legal services, expenses associated with obtaining and maintaining patents and other consulting expenses. As we continue to expand and grow our operations, we expect that our general and administrative expenses will increase, including for additional expenses relating to new hires, travel, new enterprise resource planning platform, and branding.

Other Income (Expense), Net

Total other income (expense), net primarily consists of interest expense relating to interest incurred on our convertible notes, gains from the forgiveness of Paycheck Protection Program (“PPP”) loans under the CARES Act, gains from early extinguishment of convertible notes and changes in fair value of the derivative liability related to the conversion option of convertible notes.

Results of Operations

Comparison of Three and Nine Months Ended September 30, 2022 to Three and Nine Months Ended September 30, 2021

The following table sets forth a summary of our results of operations. This information should be read together with our financial statements and related notes included elsewhere in the Current Report on Form 8-K of which this exhibit is a part.

	Three Months Ended September 30,		Change		Nine Months Ended September 30,		Change
($ in thousands)	2022	2021	$	%	2022	2021	$	%
Revenue	$—	$—			$—	—

Operating expenses
Research and development	727	985	(258)	(26%)	1,678	2,267	(589)	(26%)
General and administrative	1,042	170	872	513%	2,215	1,138	1,077	95%

Total operating expenses	1,769	1,155	614	53%	3,893	3,405	488	14%

Loss from operations	(1,769)	(1,155)	(614)	53%	(3,893)	(3,405)	(488)	14%

Total other income (expense)	(122)	(54)	(68)	126%	96	26	70	269%

Loss before income tax provision	(1,891)	(1,209)	(682)	56%	(3,797)	(3,379)	(418)	12%

Income tax provision (benefit)	1	(2)	3	(150%)	1	(1)	2	(200%)

Net loss	$(1,892)	$(1,207)	(685)	57%	$(3,798)	$(3,378)	(420)	12%

Research and Development Expenses

The following table discloses the breakdown of research and development expenses:

	Three Months Ended September 30,		Change		Nine Months Ended September 30,		Change
($ in thousands)	2022	2021	$	%	2022	2021	$	%
Clinical trials	$—	$326	$(326)	(100%)	$4	$965	$(961)	(100%)
External services	578	570	8	1%	1,236	992	244	25%
Payroll and personnel expenses	110	88	22	25%	279	254	25	10%
Other research and development expenses	39	1	38	3,800%	159	56	103	184%

	$727	$985	$(258)	-26%	$1,678	$2,267	$(589)	(26%)

Research and development expenses during the three months ended September 30, 2022 and 2021 were $0.7 million and $1.0 million, respectively. The $0.3 decrease, or 26%, was primarily related to fewer activities in clinical trials in progress during the three months ended September 30, 2022.

Research and development expenses during the nine months ended September 30, 2022 and 2021 were $1.7 million and $2.3 million, respectively. The decrease of $0.6 million, or 26%, was primarily related to fewer activities in clinical trials in progress during the nine months ended September 30, 2022, partially offset by increases in legal fees and costs in laboratory testing.

General and Administrative Expenses

General and administrative expenses and development expenses during the three months ended September 30, 2022 and 2021 were $1.0 million and $0.2 million, respectively. The increase in general and administrative expenses of $0.8 million, or 513%, was driven primarily by the recording of employee stock expense related to the grant of restricted stock units (“RSUs”), as well as increases in bonus accruals, Directors’ compensation, costs related to hiring new employees, travel, and consulting services.

General and administrative expenses and development expenses during the nine months ended September 30, 2022 and 2021 were $2.2 million and $1.1 million, respectively. The increase in general and administrative expenses of $1.1 million, or 95%, was driven primarily by an increase of employee stock expense related to the grant of RSUs, as well as increases in bonus accruals, Directors’ compensation, and costs related to hiring new employees, travel, and consulting services.

Other Income (Expense)

Other income (expense) during the three months ended September 30, 2022 and 2021 were $0.1 million and $0.0 million, respectively. The increase in other expense of $0.1 million, or 126%, related to the increase in interest expense due to additional convertible notes and the issuance of the LMFA Note (as defined below).

Other income (expense) during the nine months ended September 30, 2022 and 2021 were $0.1 million and $0.0 million, respectively. The increase in other income of $0.1 million, or 269%, related to the change in fair value of the derivative liability related to the convertible notes, which was partially offset by an increase in interest expense due to the issuance of additional convertible notes and the issuance of the LMFA Note.

Income Tax Provision (Benefit)

SeaStar Medical recorded an income tax provision (benefit) of approximately $0.0 million and $0.0 million for the three months ended September 30, 2022 and 2021, respectively.

SeaStar Medical recorded an income tax provision (benefit) of approximately $0.0 million and $0.0 million for the nine months ended September 30, 2022 and 2021, respectively.

Under ASC 740-10-30-5, Income Taxes, deferred tax assets should be reduced by a valuation allowance if, based on the weight of available evidence, it is more-likely-than-not (i.e., a likelihood of more than 50%) that some portion or all of the deferred tax assets will not be realized. SeaStar Medical considers all positive and negative evidence available in determining the potential realization of deferred tax assets including, primarily, the recent history of taxable earnings or losses. Based on operating losses reported by SeaStar Medical during 2021 and 2020, SeaStar

Medical concluded there was not sufficient positive evidence to overcome this recent operating history. As a result, SeaStar Medical believes that a valuation allowance continues to be necessary based on the more-likely-than-not threshold noted above.

Net Loss

During the three months ended September 30, 2022, SeaStar Medical had a net loss of $1.9 million as compared to a net loss of $1.2 million for the three months ended September 30, 2021. The increased net loss of $0.7 million primarily resulted from the recording of employee stock expense related to the grant of RSUs, as well as increases in bonus accruals, Directors’ compensation, costs related to hiring new employees, travel and consulting expenses, partially offset by the reduction in costs related to clinical trials.

During the nine months ended September 30, 2022, SeaStar Medical had a net loss of $3.8 million as compared to a net loss of $3.4 million for the nine months ended September 30, 2021. The increased net loss of $0.4 million primarily resulted from the recording of employee stock compensation expense related to the granting of RSUs and increases in interest expense, which was partially offset by the reduction in costs related to the clinical trial and the change in fair value of the derivative liability.

Comparison of Year Ended December 31, 2021 to Year Ended December 31, 2020

The following table sets forth a summary of our results of operations. This information should be read together with our financial statements and related notes included elsewhere in the Current Report on Form 8-K of which this exhibit is a part.

	Year Ended December 31,		Change
($ in thousands)	2021	2020	$	%
Revenue	$—	$—	$—	—

Operating expenses
Research and development	2,766	4,025	(1,259)	(31)%
General and administrative	1,683	2,428	(745)	(31)%

Total operating expenses	4,449	6,453	(2,004)	(31)%

Loss from operations	(4,449)	(6,453)	(2,004)	(31)%

Total other income (expense)	(148)	3,186	(3,334)	(105)%

Loss before income tax provision	(4,597)	(3,267)	(1,330)	41%

Income tax provision (benefit)	(1)	9	(10)	(111)%

Net loss	$(4,596)	$(3,276)	$(1,320)	40%

Research and Development Expenses

The following table discloses the breakdown of research and development expenses:

	Year Ended December 31,		Change
($ in thousands)	2021	2020	$	%
Clinical trials	$989	$1,703	$(714)	(42)%
External services	1,278	1,384	(106)	(8)%
Payroll and personnel expenses	353	291	62	21%
Other research and development expenses	146	647	(501)	(77)%

	$2,766	$4,025	$(1,259)	(31)%

Research and development expenses for the year ended December 31, 2021 and 2020 were $2.8 million and $4.0 million, respectively. The decrease of $1.2 million, or 31%, was primarily due to the suspension of our development efforts on an additional product offering.

General and Administrative Expenses

General and administrative expenses for the year ended December 31, 2021 and 2020 were $1.7 million and $2.4 million, respectively. The decrease in general and administrative expenses of $0.7 million, or 31%, was driven by a reduction in travel during the COVID-19 pandemic and our adoption of a lower operating budget in 2021. Additionally, we relocated to Colorado from California, reducing our facilities costs and other overhead.

Other Income (Expense)

Other income (expense) for the year ended December 31, 2021 and 2020 were $(0.1) million and $3.2 million, respectively. The decrease of $3.3 million primarily resulted from a gain on the early extinguishment of convertible notes of $6.3 million during the year ended December 31, 2020, partially offset by a $3.1 million decrease in interest expense.

Income Tax Provision (Benefit)

SeaStar Medical recorded an income tax provision (benefit) of approximately $0.0 million and $0.0 million for the years ended December 31, 2021 and 2020, respectively.

Under ASC 740-10-30-5, Income Taxes, deferred tax assets should be reduced by a valuation allowance if, based on the weight of available evidence, it is more-likely-than-not (i.e., a likelihood of more than 50%) that some portion or all of the deferred tax assets will not be realized. SeaStar Medical considers all positive and negative evidence available in determining the potential realization of deferred tax assets including, primarily, the recent history of taxable earnings or losses. Based on operating losses reported by SeaStar Medical during 2021 and 2020, SeaStar Medical concluded there was not sufficient positive evidence to overcome this recent operating history. As a result, SeaStar Medical believes that a valuation allowance continues to be necessary based on the more-likely-than-not threshold noted above. SeaStar Medical recorded a valuation allowance of approximately $18.2 million and $17.3 million for the year ended December 31, 2021 and 2020, respectively.

Net Loss

During the year ended December 31, 2021, SeaStar Medical had a net loss of $4.6 million as compared to a net loss of $3.3 million for the year ended December 31, 2020. The increased net loss of $1.3 million primarily resulted from a gain on early extinguishment of convertible notes of $6.3 million during the year ended December 31, 2020, partially offset by the decreases in operating expenses and interest expense mentioned above.

Liquidity and Capital Resources

Sources of Liquidity

To date, we have financed our operations primarily through the sale of equity securities and convertible debt and, to a lesser extent, through grants from governmental and other agencies. Since our inception, we have incurred significant operating losses and negative cash flows. As of September 30, 2022, we had an accumulated deficit of $80.1 million. As of December 31, 2021 and December 31, 2020, we had an accumulated deficit of $76.3 million and $71.7 million, respectively.

As of September 30, 2022, we had cash and cash equivalents of $0.05 million. As of December 31, 2021 and December 31, 2020, we had cash of $0.5 million and $2.8 million, respectively. Without giving effect to the anticipated net proceeds from the Business Combination, we expect that our existing cash will be insufficient to fund our operations, including clinical trial expenses and capital expenditure requirements, for 12 months from the issuance date of our interim unaudited financial statements and beyond. We believe that this raises doubt about our ability to continue as a going concern. To finance our operations beyond that point, we would need to raise additional capital, which cannot be assured. We have concluded that these circumstances raise doubt about our ability to continue as a going concern within one year after the issuance date of our interim unaudited financial statements. See Note 1 to our interim unaudited financial statements for the period ended September 30, 2022 included elsewhere in the Current Report on Form 8-K of which this exhibit is a part. We believe that the estimated net proceeds from the Business Combination will be insufficient to meet our capital requirements and fund our operations for the next 12 months. We expect to require additional funding to continue our operations following the first 12-month period after the closing of the Business Combination. For a more detailed discussion of various financing transactions that were completed in connection with the closing of the Business Combination, please see the Company’s Current Report on Form 8-K filed with the SEC on November 4, 2022.

In April 2021 and 2020, we received loan proceeds in the amount of approximately $0.1 million and $0.1 million, respectively, under the PPP as established under the CARES Act. The loans and accrued interest were forgivable as long as we used the loan proceeds for eligible purposes, including payroll, employee benefits, rent and utilities, and maintained its payroll levels. During the year ended December 31, 2021, $0.1 million of our PPP loans were forgiven.

In June 2020, we received a loan in the amount of $0.1 million from the U.S. Small Business Administration (“SBA”) under the Economic Injury Disaster Loan assistance program as part of the CARES Act. The loan has a maturity date of May 2050 and bears interest at 3.8%. As of September 30, 2022, principal of $0.1 million was outstanding under the loan agreement.

During the year ended December 31, 2021, we issued convertible notes totaling $2.9 million pursuant to certain note purchase agreements, including notes issued to our major stockholders, the Dow Pension Funds. The maturity dates for the convertible notes range from one to three years from their respective issuance dates. These notes are unsecured obligations of SeaStar Medical and borrowings on the convertible notes bear interest at 8.0%. Upon the occurrence of a qualified financing event, prior to the maturity dates, the principal and accrued interest will convert into shares of our common stock at a specified discount. In addition, immediately prior to the closing of the Business Combination, all principal amount and accrued interest under such convertible notes will be converted automatically into shares of our common stock at a conversion price of $10.00 per share. As of December 31, 2021, a total principal of $2.9 million was outstanding under the convertible notes. See “Certain Relationships and Related Party Transactions – SeaStar Medical Related Party Transactions” on page 265.

During the nine months ended September 30, 2022, we issued convertible notes totaling approximately $1.7 million to certain existing holders of our issued and outstanding preferred stock, including six convertible notes in the aggregate principal amount of $1.2 million to the Dow Pension Funds. The maturity dates for such convertible notes range from two to three years from their respective issuance dates. These notes are unsecured obligations of SeaStar Medical and borrowings under the convertible notes bear interest at 8.0%. Upon the occurrence of a qualified financing event, prior to the maturity dates, the principal and accrued interest will convert into shares of our common stock at a specified discount.

Future Funding Requirements

We expect to incur significant expenses in connection with our ongoing activities as we seek to (i) continue clinical development of our SCD product for FDA approval, and (ii) if regulatory approval is obtained, to launch and commercialize our product in the U.S. market, including subsequent launches in key international markets. We will need additional funding in connection with these activities. Our future funding requirements, both short- term and long-term, will depend on many factors, including:

•	our ability to receive cash proceeds from our existing funding sources, including equity line of credit and prepaid forward agreements;

•	the progress and results of our clinical trials and interpretation of those results by the FDA and other regulatory authorities;

•	the costs and timing of preparing, filing and prosecuting patent applications, maintaining and enforcing our intellectual property rights and defending any intellectual property-related claims; and

•

the costs of operating as a public company, including hiring additional personnel as well as increased director and officer insurance premiums, audit and legal fees, investor relations fees and expenses related to compliance with public company reporting requirements under the Securities Exchange Act of 1934, as amended, and rules implemented by the SEC and Nasdaq.

Until such time, if ever, as we are able to successfully develop and commercialize our products, we expect to continue financing our operations through the sale of equity, debt, borrowings under credit facilities or through potential collaborations with other companies, other strategic transactions or government or other grants. Adequate capital may not be available to us when needed or on acceptable terms. We do not currently have any committed external source of funds beyond the Business Combination. To the extent that we raise additional capital through the sale of equity or convertible debt securities, the ownership interest of our stockholders will be diluted, and the terms of these securities may include liquidation or other preferences that adversely affect the rights of stockholders. Debt financing and preferred equity financing, if available, may involve agreements that include covenants limiting or restricting our ability to take specific actions, such as incurring additional debt, making acquisitions or capital expenditures. Debt financing would also result in fixed payment obligations. If we are unable to raise additional funds through equity or debt financings or other arrangements when needed, we may be required to delay, reduce, suspend or cease our research and development programs or any future commercialization efforts, which would have a negative impact on our business, prospects, operating results and financial condition. See the section of the Proxy Statement/Prospectus titled “Risk Factors” for additional risks associated with our substantial capital requirements.

Cash Flows

The following table shows a summary of our cash flows for each of the periods shown below:

	Year Ended December 31,		Nine Months Ended September 30,
($ in thousands)	2021	2020	2022	2021
Statement of cash flow data:
Total cash (used in)/provided by:
Operating activites	$(5,114)	$(5,572)	$(2,492)	$(4,019)
Investing activites	—	—	—	—
Financing activities	2,817	4,892	2,031	1,880

	$(2,297)	$(680)	$(461)	$(2,139)

Cash Flow from Operating Activities

Net cash used in operating activities for the nine months ended September 30, 2022 was $2.5 million as compared to $4.0 million for the nine months ended September 30, 2021. The change of $1.5 million is primarily due to the decrease of research and development activities and other clinical trial costs.

Net cash used in operating activities for the year ended December 31, 2021 was $5.1 million as compared to $5.6 million for the year ended December 31, 2020. The change of $0.5 million is due to the decrease of research and development activities.

Cash Flow from Financing Activities

Net cash provided by financing activities for the nine months ended September 30, 2022 was $2.0 million as compared to $1.9 million for the nine months ended September 30, 2021. The change of $0.1 million is related to proceeds from borrowings on the LMFA Note, partially offset by less proceeds from the issuance of convertible notes during the nine months ended September 30, 2022 as compared to the nine months ended September 30, 2021.

Net cash provided by financing activities for the year ended December 31, 2021 was $2.8 million as compared to $4.9 million provided for the year ended December 31, 2020. The change of $2.1 million is primarily due to proceeds from the issuance of convertible notes in 2021 and the proceeds from the issuance of Series B preferred stock in 2020.

Contractual Obligations and Commitments

The following table summarizes our contractual obligations as of September 30, 2022:

($ in thousands)	Total	Less than 1 year	1-3 years	3-5 years	More than 5 years
Contractual Obligations:
Convertible notes	$4,460	$413	$2,529	$1,518	$—
LMFA note	350	350	—	—	—
SBA loan	63	—	2	2	59

Total contractual obligations	$4,873	$763	$2,531	$1,520	$59

Critical Accounting Policies and Estimates

The preparation of financial statements and related disclosures in conformity with Generally Accepted Accounting Principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements, and income and expenses during the periods reported. Actual results could materially differ from those estimates. A summary of our significant accounting policies is set forth in Note 2 to our financial statements.

Recent Accounting Pronouncements

See Note 2 to our financial statements contained elsewhere in the Current Report on Form 8-K of which this exhibit is a part for a description of recent accounting pronouncements applicable to our financial statements.

Emerging Growth Company Status

We are an emerging growth company (“EGC”), as defined in the JOBS Act. The JOBS Act permits companies with EGC status to take advantage of an extended transition period to comply with new or revised accounting standards, delaying the adoption of these accounting standards until they would apply to private companies. We have elected to use this extended transition period to enable us to comply with new or revised accounting standards that have different effective dates for public and private companies until the earlier of the date we (i) are no longer an emerging growth company or (ii) affirmatively and irrevocably opt out of the extended transition period provided in the JOBS Act. As a result, our financial statements may not be comparable to companies that comply with the new or revised accounting standards as of public company effective dates.

In addition, we intend to rely on the other exemptions and reduced reporting requirements provided by the JOBS Act. Subject to certain conditions set forth in the JOBS Act, if, as an EGC, we intend to rely on such exemptions, we are not required to, among other things: (i) provide an auditor’s attestation report on our system of internal controls over financial reporting pursuant to Section 404(b) of the Sarbanes-Oxley Act; (ii) provide all of the compensation disclosure that may be required of non-emerging growth public companies under the Dodd-Frank Wall Street Reform and Consumer Protection Act; (iii) comply with any requirement that may be adopted by the Public Company Accounting Oversight Board regarding mandatory audit firm rotation or a supplement to the auditor’s report providing additional information about the audit and the financial statements (auditor discussion and analysis); and (iv) disclose certain executive compensation-related items such as the correlation between executive compensation and performance and comparisons of the Chief Executive Officer’s compensation to median employee compensation.

We will remain an EGC under the JOBS Act until the earliest of (i) the last day of our first fiscal year following the fifth anniversary of the closing of this offering, (ii) the last date of our fiscal year in which we have total annual gross revenue of at least $1.07 billion, (iii) the date on which we are deemed to be a “large-accelerated filer” under the rules of the SEC with at least $700.0 million of outstanding securities held by non-affiliates, or (iv) the date on which we have issued more than $1.0 billion in non-convertible debt securities during the previous three-years.

Recent Developments

Business Combination

On October 28, 2022, we closed the Business Combination and LMAO was renamed “SeaStar Medical Holding Corporation”.

The aggregate consideration payable to the stockholders of SeaStar Medical at the closing of the Business Combination (the “Closing”) was $85,408,328, which consisted of an aggregate equity value of SeaStar Medical of $85,000,000, minus deductions for indebtedness of SeaStar Medical and SeaStar Medical transaction expenses in excess of $800,000, plus the aggregate exercise price of (1) SeaStar Medical warrants issued and outstanding immediately prior to the Closing and (2) SeaStar Medical options issued and outstanding immediately prior to the Closing, less the value of the shares of Common Stock underlying the Assumed Equity (as defined below) (the “Closing Merger Consideration”). The Closing Merger Consideration was payable solely in shares of LMAO common stock, par value $0.0001 per share (“Common Stock”), valued at $10.00 per share, resulting in the issuance of 7,837,628 shares of common stock, par value $0.0001 per share, of Common Stock to holders of stock of SeaStar Medical immediately prior to the Closing. At the Closing, shares of class B common stock, par value $0.001 per share, of LMAO (“Class B Common Stock”) automatically converted into shares of class A common stock, par value $0.001 per share, of LMAO (“Class A Common Stock”) on a one-to-one basis, and pursuant to the charter of LMAO after the Business Combination, Class A Common Stock and Class B Common Stock was reclassified as Common Stock.

At the Closing, each of SeaStar Medical’s issued and outstanding convertible notes automatically converted into shares of SeaStar Medical common stock (the “Note Conversion”). Immediately prior to the effectiveness of the Business Combination, each share of SeaStar Medical’s issued and outstanding preferred stock automatically converted into shares of SeaStar Medical common stock (the “Preferred Conversion”) and those SeaStar Medical warrants that would be exercised or exchanged in connection with the Business Combination pursuant to the terms thereof were exercised for shares of SeaStar Medical common stock. At Closing, the (i) SeaStar Medical warrants that would not be exercised or exchanged in connection with the Business Combination were assumed by LMAO and converted into warrants to purchase Common Stock, (ii) outstanding options for shares of SeaStar Medical common stock under SeaStar Medical’s equity plan were assumed by LMAO and converted into options to purchase Common Stock, and (iii) issued and outstanding restricted stock unit awards under SeaStar Medical’s current equity plan were assumed by LMAO and converted into LMAO restricted stock units.

Amended and Restated Registration Rights Agreement

As previously disclosed, on April 21, 2022 and in connection with the execution of the Merger Agreement, certain stockholders of SeaStar Medical and LMAO entered into the Amended and Restated Registration Statement with LMAO (the “Amended and Restated Registration Rights Agreement”), pursuant to which the Company is required to file, not later than 30 days after the Closing, a registration statement covering the shares of Common Stock issued or issuable to such stockholders (the “Registration Rights Stockholders”). The material features of the Amended and Restated Registration Rights Agreement are described in the Proxy Statement/Prospectus in the section titled “Shareholder Proposal 1: The Business Combination Proposal – Certain Related Agreements – Amended and Restated Registration Rights Agreement” and that information is incorporated herein by reference. In addition, the Amended and Restated Registration Rights Agreement imposes certain lockup restrictions on shares of common stock of the Company held by Registration Rights Stockholders following the consummation of the Business Combination.

On or about October 25, 2022, LMAO and SeaStar Medical agreed to waive the lockup restrictions with respect to shares of Common Stock held by two Registration Rights Stockholders, Mr. David Humes and Mr. Michael Humes (“Humes Lockup Release”). Also on October 25, 2022, LMAO and Registration Rights Stockholders entered into an Amendment No. 1 to the Amended and Restated Registration Rights Agreement and Waiver of Lock-Up Period, pursuant to which, among other things, LMAO and certain Registration Rights Stockholders agreed to waive their right to require the Company to release of their lockup restrictions as a result of the Humes Lockup Release.

Director Nomination Agreement

On the Closing Date, the sponsor of LMAO, LMFAO Sponsor, LLC, (the “Sponsor”) and LMAO entered into the Director Nomination Agreement, providing the Sponsor certain director nomination rights, including the right to appoint or nominate for election to the Board, as applicable, two individuals, to serve as Class II directors of the Company, for a certain period following the Closing (the “Director Nomination Agreement”) The material features of the Director Nomination Agreement are described in the Proxy Statement/Prospectus in the section titled “Shareholder Proposal 1: The Business Combination Proposal – Certain Related Agreements – Director Nomination Agreement” and that information is incorporated herein by reference.

Letter Agreements

On October 28, 2022, LMAO, SeaStar Medical, and Tumim Stone Capital LLC (“Tumim”) entered into a letter agreement (the “Tumim Letter Agreement”) to amend certain terms of the Common Stock Purchase Agreement, dated August 23, 2022 (the “Purchase Agreement”), by and among Tumim, LMAO, and SeaStar Medical, or the Company following the consummation of the Business Combination. Pursuant to the Tumim Letter Agreement, among other things, the parties agreed to the following amendments with respect to the Commitment Fee and Commitment Shares (each as defined in the Purchase Agreement): (a) LMAO, or the Company from and after the Closing Date shall pay to Tumim $1,000,000 of the Commitment Fee in cash on the Closing Date; (b) the Company shall pay to Tumim $500,000 of the Commitment Fee in cash no later than the earliest of (i) the 30th calendar day immediately following the Effective Date of the Initial Registration Statement (each as defined in the Purchase Agreement), (ii) the 30th calendar day immediately following the Effectiveness Deadline (as defined in the Purchase Agreement) of the Initial Registration Statement, and (iii) not later than the second trading date immediately after the date on which written notice of termination is delivered by the Company or Tumim pursuant to the terms of the Purchase Agreement; and (c) the Company shall pay to Tumim the balance of the Commitment Fee, or $1,000,000, as Commitment Shares as set forth under the terms in the Purchase Agreement. For a more detailed description of the Purchase Agreement, see the Company’s Current Report on Form 8-K filed with the SEC on August 24, 2022.

Amendment to Credit Agreement with LM Funding America, Inc. (“LMFA”) and Amended Promissory Note

On October 28, 2022, SeaStar Medical and LMFA entered into the First Amendment to Credit Agreement, dated September 9, 2022 between LMFA and SeaStar Medical (the “First Amendment to Credit Agreement”), pursuant to which the parties amended the Credit Agreement and entered into an Amended and Restated Promissory Note (the “LMFA Note”) to (i) extend the maturity date of the loan under the Credit Agreement to October 30, 2023; (ii) permit the LMFA Note be prepaid without premium or penalty; (iii) require the Company to use 5.0% of the gross cash proceeds received from any future debt and equity financing to pay outstanding balance of LMFA Note, provided that such repayment is not required for the first $500,000 of cash proceeds; (iv) reduce the interest rate of the LMFA Note from 15% to 7% per annum; and (iv) reduce the default interest rate from 18% to 15% and changes. The LMFA Note contains customary representations and warranties, affirmative and negative covenants and events of default. In addition, on October 28, 2022, the parties entered into a Security Agreement (the “LMFA Security Agreement”), pursuant to which the Company granted LMFA a security interest in substantially all of the assets and property of the Company, subject to certain exceptions, as collateral to secure the Company’s obligations under the amended Credit Agreement. In addition, the Company entered into a Guaranty, dated October 28, 2022 (the “LMFA Guaranty”), pursuant to which the Company unconditionally guarantees and promises to pay to LMFA the outstanding principal amount under the LMFA Note.

Sponsor Promissory Note

On October 28, 2022, the Company entered into a Consolidated Amended and Restated Promissory Note with Sponsor as the lender, for an aggregate principal amount of $2,785,000 (the “Sponsor Note”) to amend and restate in its entirety (i) the Promissory Note, dated July 29, 2022, for $1,035,000 in aggregate principal amount issued by LMAO to the Sponsor and (ii) the Amended and Restated Promissory Note, dated July 28, 2022, for $1,750,000 in aggregate principal amount, issued by LMAO to the Sponsor (collectively, the “Original Notes”). The Sponsor Note amended the Original Notes to: (i) extend maturity dates of the Original Notes to October 30, 2023; (ii) permit outstanding amount due under the Sponsor Note be prepaid without premium or penalty; and (iii) require the Company to use 5.0% of the gross cash proceeds received from any future debt and equity financing to pay outstanding balance of Sponsor Note, provided that such repayment is not required for the first $500,000 of cash proceeds. The Sponsor Note carries an interest rate of 7% per annum and contains customary representations and warranties and affirmative and negative covenants. The Sponsor Note is also subject to customary events of default, the occurrence of which may result in the Sponsor Promissory Note then outstanding becoming immediately due and payable, with interest being increased to 15.0% per annum. In addition, on October 28, 2022, the parties entered into a Security Agreement (the “Sponsor Security Agreement”), pursuant to which the Company granted Sponsor a security interest in substantially all of the assets and property of the Company, subject to certain exceptions, as collateral to secure the Company’s obligations under the Sponsor Note. In addition, the Company entered into a Guaranty, dated October 28, 2022 (the “Sponsor Guaranty”), pursuant to which the Company unconditionally guarantees and promises to pay to LMFA the outstanding principal amount under the Sponsor Note.

Maxim Group LLC (“Maxim”) Promissory Note

Pursuant to an engagement letter between SeaStar Medical and Maxim dated October 28, 2022, SeaStar Medical, or the Company following the consummation of the Business Combination, was required to pay Maxim, as its financial advisor, an amount equal to $4,182,353 in cash as professional fees. Upon the closing of the Business Combination, the parties agreed that such amount would be paid in the form of a promissory note. Accordingly, on October 28, 2022, the Company entered into a Promissory Note with Maxim as the lender, for an aggregate principal amount of $4,182,353 (the “Maxim Note”). The Maxim Note has a maturity date of October 30, 2023 and outstanding amount may be prepaid without premium or penalty. If the Company receives any cash proceeds from a debt or equity financing transaction prior to the maturity date, then the Company is required to prepay the indebtedness equal to 25.0% of the gross amount of the cash proceeds, provided that such repayment obligation shall not apply to the first $500,000 of the cash proceeds received by the Company. Interest on the Maxim Note is due at 7.0% per annum. The Maxim Note contains customary representations and warranties, and affirmative and negative covenants. The Maxim Note is also subject to customary events of default, the occurrence of which may result in the Maxim Promissory Note then outstanding becoming immediately due and payable, with interest being increased to 15.0% per annum.

Intercreditor Agreement

On October 28, 2022, Maxim, LMFA, Sponsor (collectively, the “Creditors”), SeaStar Medical and the Company entered into the Intercreditor Agreement (the “Intercreditor Agreement”) in order to set forth their relative rights under the LMFA Note, Sponsor Note and Maxim Note, including the payments of amounts by the Company upon an event of default under such notes. Pursuant to the Intercreditor Agreement, each Creditor agrees and acknowledges that LMFA and Sponsor have been granted liens on the collateral as set forth in the applicable LMFA Security Agreement and Sponsor Security Agreement. Each Creditor also agrees and acknowledges that Maxim’s indebtedness under the Maxim Promissory Note is unsecured.